Exhibit 99.1

TheStreet.com Announces the Closing of its Research Brokerage Subsidiary

NEW YORK, June 28, 2005 — TheStreet.com, Inc. (NASDAQ: TSCM), a leading provider of financial commentary, analysis, research and news, today announced the closing of business operations of its wholly owned subsidiary, Independent Research Group LLC (IRG Research), which operates its securities research and brokerage segment.

IRG Research had net revenue in 2004 of $4.5 million, which represented 12.7% of TheStreet.com’s total net revenue for the year. Expenses for the year totaled $10.3 million, which represented 27.3% of TheStreet.com’s total expense. IRG Research currently employs approximately 40 people located primarily at its principal office at 44 Wall Street, New York, N.Y.

“It is never easy to make a decision of this magnitude,” said Thomas J. Clarke Jr., Chairman and Chief Executive Officer. “We applaud what was accomplished by the entire IRG team. Unfortunately, the firm could not grow fast enough to meet our profitability timetable. And with the brokerage industry facing some of the most far reaching regulatory changes within the last 30 years, including SEC rulings regarding the use of soft dollars and possibly the unbundling of research and trading costs, we could not see the economics working in our favor without substantial additional investment and a change to the business model we started with in 2002. These significant changes would require commitments the Board and I were not comfortable making.”

The Board and management of TheStreet.com remain focused on directing their energies towards the Company’s already profitable electronic publishing business to continue the building of a profitable total enterprise that delivers shareholder value.

The Company will address additional specific financial and other questions during its second quarter earnings conference call in late July.

About TheStreet.com, Inc.

TheStreet.com, Inc. (NASDAQ: TSCM) is a leading provider of investment commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based Web site, “RealMoney.com” is accompanied by the professionally oriented subscription sites, “Street Insight,” “RealMoney Pro Advisor,” and the free, flagship site, “TheStreet.com.” The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company’s SEC filings), which could cause actual results to differ materially.

Contact:	TheStreet.com Tina Lewis, 212-321-5256 tina.lewis@thestreet.com